Exhibit 99.1
Advance Auto Parts Reports Third Quarter 2020 Results
Delivered Net Sales of $2.5 billion, Comparable Store Sales Increased by 10.2%
Operating Income Margin Increased 265 basis points; Adjusted Operating Income Margin Increased 183 basis points
Diluted EPS Increased 21.7% to $2.13; Adjusted Diluted EPS Increased 33.8% to $2.81

RALEIGH, N.C., November 10, 2020 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced its financial results for the third quarter ended October 3, 2020.
“Never has it been more important for us to put the health and safety of our customers and team members first as COVID-19 continues to impact our communities and ongoing operations. As a result, we continue to adapt and take the steps necessary to prioritize the well-being of our customers and team members" said Tom Greco, President and Chief Executive Officer. "Our third quarter comparable sales growth of 10.2% is the strongest in 15 years, and was led by our DIY Omnichannel performance. Double digit comp sales combined with disciplined cost control resulted in 183 basis points of adjusted operating income margin expansion and a 95% increase in quarterly free cash flow. Industry demand remained strong in the quarter, however our performance is also a testament to the resilience of our team members and independent partners during the COVID-19 pandemic. While we cannot predict the direction of the pandemic from here, we remain laser focused on the execution of our long-term plans. This includes the introduction of our #DieHardisBack marketing campaign on October 18. The energy and excitement surrounding this integrated campaign has driven widespread coverage and recognition not only for DieHard®, but for the Advance and Carquest brands. Including DieHard, we’re building an increasingly differentiated assortment to complement our strong digital presence and a comprehensive suite of fulfillment options including over 6000 conveniently located stores and Advance Same Day™ delivery. We believe that these capabilities, combined with a strong balance sheet and talented team, position us well to continue to drive growth and margin expansion in the years ahead.”

Business Highlights(a)

Q3 2020 Highlights
•Net sales increased 9.9% to $2.5 billion; Comparable store sales(b) increased 10.2%
•Operating income increased 49.0% to $256.8 million; Operating income margin expanded 265 basis points to 10.1%
•Adjusted operating income(b) increased 32.6% to $271.9 million; Adjusted operating income margin(b) expanded 183 basis points to 10.7%
•Diluted EPS increased 21.7% to $2.13; Adjusted Diluted EPS(b) increased 33.8% to $2.81
•Declared $0.25 quarterly cash dividend
•Used proceeds from 7-year 1.75% senior notes offering to partially repurchase existing 4.50% senior notes due 2023

(a) All comparisons are based on the same time period prior year.
(b) Comparable store sales exclude sales to independently owned Carquest locations. For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

Third Quarter 2020 Financial Results
Net sales for the third quarter of 2020 were $2.5 billion, a 9.9% increase versus the third quarter of the prior year. Comparable store sales for the third quarter of 2020 increased 10.2%. The increase in Net sales was led by the Company's DIY Omnichannel business.

Adjusted gross profit increased 11.2% to $1.1 billion. Adjusted gross profit margin was 44.4% of Net sales in the third quarter of 2020, a 50 basis point increase from the third quarter of 2019, driven by improvements in pricing actions and supply chain efficiencies as well as favorable channel mix. These improvements were slightly offset by unfavorable product mix and headwinds associated with shrink and defectives. The Company's GAAP Gross profit margin increased to 44.4% from 43.8% in the third quarter of 2019.

Adjusted SG&A increased $46.8 million to $856.7 million. Adjusted SG&A was 33.7% of Net sales in the third quarter of 2020, which improved 133 basis points as compared to the third quarter of 2019. The improvement was driven by improved payroll and rent leverage, reductions in travel and a continued focus on safety which has lowered claim-related expenses. The savings were partially offset by an increase in support contracts as well as approximately $9 million of costs related to COVID-19. The Company's GAAP SG&A was 34.3% of Net sales in the third quarter of 2020 compared to 36.3% in the third quarter of 2019.

The Company's Adjusted operating income was $271.9 million in the third quarter of 2020, an increase of 32.6% versus the third quarter of the prior year. Adjusted operating income margin increased 183 basis points to 10.7% of Net sales for the third quarter compared to the third quarter of the prior year. On a GAAP basis, the Company's Operating income was $256.8 million, or 10.1% of Net sales, an increase of 265 basis points from the third quarter of 2019.

The Company's effective tax rate in the third quarter of 2020 was 25.3%, compared to 23.1% in the third quarter of the prior year. The Company's Adjusted diluted EPS was $2.81 for the third quarter of 2020, an increase of 33.8% compared to the third quarter of the prior year. On a GAAP basis, the Company's Diluted EPS increased 21.7% to $2.13.

Year to date Operating cash flow was $809.2 million through the third quarter of 2020 versus $708.5 million in the same period of the prior year, an increase of 14.2%. The increase was primarily driven by the increased cash generated from operations and other working capital improvements. Free cash flow through the third quarter of 2020 was $616.6 million, an increase of 14.3% compared to the same period of the prior year.

Capital Allocation
During the twelve weeks ended October 3, 2020, the Company repurchased 0.7 million shares of its common stock at an aggregate cost of $109.6 million, or an average price of $153.06 per share, in connection with its share repurchase program. At the end of the third quarter of 2020, the Company had $752.2 million remaining under the share repurchase program.

On October 26, 2020 the Company declared a regular cash dividend of $0.25 per share to be paid on January 4, 2021 to all common stockholders of record as of December 18, 2020.

On September 16, 2020, the Company redeemed all $300.0 million aggregate principal amount of its outstanding 4.50% Notes due 2022. In connection with this early redemption, the Company incurred charges relating to a make-whole provision and debt issuance costs of $15.8 million and $0.3 million.

On September 29, 2020, the Company issued $350.0 million aggregate principal amount 1.75% Notes due 2027. Using the net proceeds from this issuance and pursuant to a cash tender offer that was completed on the same date, the Company repurchased $256.3 million of its 4.50% Notes due 2023. In connection with this tender offer, the Company incurred charges relating to tender premiums and debt issuance costs of $30.5 million and $1.4 million.

2020 Full Year Guidance
The Company withdrew guidance on April 9, 2020, given uncertainties related to the full impact of the COVID-19 pandemic. Due to continued volatility, the Company is not providing guidance at this time.

Investor Conference Call
The Company will host a webcast to discuss its results for the third quarter of 2020 and other business updates scheduled to begin at 8 a.m. Eastern Time on Tuesday, November 10, 2020. The webcast will be accessible via the Investor Relations page of the Company's website (www.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the Advance website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of October 3, 2020, Advance operated 4,811 stores and 168 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,269 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com

Forward-Looking Statements
Certain statements herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the Company's strategic initiatives, operational plans and objectives, and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the Company's views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the Company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, the highly competitive nature of the Company's industry, demand for the Company's products and services, complexities in its inventory and supply chain, challenges with transforming and growing its business and factors related to the current global pandemic. Please refer to “Item 1A. Risk Factors.” of the Company's most recent Annual Report on Form 10-K, as updated by its Quarterly Reports on Form 10-Q and other filings made by the Company with the Securities and Exchange Commission for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 3, 2020 (a)	December 28, 2019 (b)
Assets
Current assets:
Cash and cash equivalents	$1,068,205	$418,665
Receivables, net	843,054	689,469
Inventories	4,367,272	4,432,168
Other current assets	158,819	155,241
Total current assets	6,437,350	5,695,543
Property and equipment, net	1,444,889	1,433,213
Operating lease right-of-use assets	2,362,437	2,365,325
Goodwill	991,398	992,240
Intangible assets, net	686,315	709,756
Other assets	50,374	52,448
	$11,972,763	$11,248,525
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,527,324	$3,421,987
Accrued expenses	632,670	535,863
Other current liabilities	488,894	519,852
Total current liabilities	4,648,888	4,477,702
Long-term debt	1,031,872	747,320
Noncurrent operating lease liabilities	2,014,898	2,017,159
Deferred income taxes	342,730	334,013
Other long-term liabilities	171,711	123,250
Total stockholders' equity	3,762,664	3,549,081
	$11,972,763	$11,248,525

(a)This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the Company's previously prepared balance sheets filed with the Securities and Exchange Commission (“SEC”), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(b)The balance sheet at December 28, 2019 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 3, 2020 (a)	October 5, 2019 (a)	October 3, 2020 (a)	October 5, 2019 (a)
Net sales	$2,541,928	$2,312,106	$7,741,190	$7,596,389
Cost of sales, including purchasing and warehousing costs	1,413,457	1,300,180	4,343,272	4,270,412
Gross profit	1,128,471	1,011,926	3,397,918	3,325,977
Selling, general and administrative expenses	871,660	839,598	2,799,837	2,774,936
Operating income	256,811	172,328	598,081	551,041
Other, net:
Interest expense	(11,925)	(8,443)	(37,590)	(32,062)
Loss on early redemptions of senior unsecured notes	(48,022)	—	(48,022)	(10,756)
Other income (expense), net	674	(3,145)	(2,198)	9,484
Total other, net	(59,273)	(11,588)	(87,810)	(33,334)
Income before provision for income taxes	197,538	160,740	510,271	517,707
Provision for income taxes	50,062	37,071	129,247	126,718
Net income	$147,476	$123,669	$381,024	$390,989

Basic earnings per common share	$2.14	$1.76	$5.51	$5.48
Weighted average common shares outstanding	68,965	70,381	69,097	71,351

Diluted earnings per common share	$2.13	$1.75	$5.50	$5.46
Weighted average common shares outstanding	69,267	70,664	69,325	71,643

(a)These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but do not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Forty Weeks Ended
	October 3, 2020 (a)	October 5, 2019 (a)
Net income	$381,024	$390,989
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	192,911	179,565
Share-based compensation	34,927	28,038
Loss on early redemptions of senior unsecured notes	48,022	10,756
Provision for deferred income taxes	8,975	7,653
Other	2,794	5,741
Net change in:
Receivables, net	(154,888)	(95,280)
Inventories	62,181	(24,985)
Accounts payable	106,831	227,822
Accrued expenses	111,136	(29,672)
Other assets and liabilities, net	15,305	7,919
Net cash provided by operating activities	809,218	708,546
Cash flows from investing activities:
Purchases of property and equipment	(192,632)	(169,224)
Purchase of an indefinite-lived intangible asset	(230)	—
Proceeds from sales of property and equipment	914	8,714
Net cash used in investing activities	(191,948)	(160,510)
Cash flows from financing activities:
Decrease in bank overdrafts	—	(59,351)
Proceeds from borrowing on revolving credit facility	500,000	—
Payment on revolving credit facility	(500,000)	—
Proceeds from issuances of senior unsecured notes, net	847,092	—
Early redemptions of senior unsecured notes	(602,568)	(310,047)
Dividends paid	(56,210)	(17,185)
Proceeds from the issuance of common stock	2,211	2,358
Repurchases of common stock	(148,330)	(486,381)
Other, net	(8,735)	(258)
Net cash provided by (used in) financing activities	33,460	(870,864)
Effect of exchange rate changes on cash	(1,190)	27

Net increase (decrease) in cash and cash equivalents	649,540	(322,801)
Cash and cash equivalents, beginning of period	418,665	896,527
Cash and cash equivalents, end of period	$1,068,205	$573,726

(a)These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the Company's previously prepared statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing the Company's operating performance, financial position or cash flows. The Company has presented these non-GAAP financial measures as it believes that the presentation of its financial results that exclude (1) transformation expenses under the Company's strategic business plan; (2) non-cash amortization related to the acquired General Parts International, Inc. (“GPI”) intangible assets; and (3) other non-recurring adjustments is useful and indicative of the Company's base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to store closure and consolidation activity in excess of historical levels. These measures assist in comparing the Company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the Company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the Company has determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

Transformation Expenses — Costs incurred in connection with the Company's business plan that focuses on specific transformative activities that relate to the integration and streamlining of its operating structure across the enterprise, that the Company does not view to be normal cash operating expenses. These expenses will include, but not be limited to the following:

•Restructuring costs - Costs primarily relating to the early termination of lease obligations, asset impairment charges, other facility closure costs and Team Member severance in connection with the Company's 2018 Store Rationalization plan and 2017 Store and Supply Chain and Rationalization plan.
•Third-party professional services - Costs primarily relating to services rendered by vendors for assisting the Company with the development of various information technology and supply chain projects in connection with the Company's enterprise integration initiatives.
•Other significant costs - Costs primarily relating to accelerated depreciation of various legacy information technology and supply chain systems in connection with the Company's enterprise integration initiatives and temporary off-site workspace for project teams who are primarily working on the development of specific transformative activities that relate to the integration and streamlining of the Company's operating structure across the enterprise.

GPI Amortization of Acquired Intangible Assets — As part of the Company's acquisition of GPI, they obtained various intangible assets, including customer relationships, non-compete contracts and favorable leases agreements, which they expect to be subject to amortization through 2025.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands, except per share data)	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Net income (GAAP)	$147,476	$123,669	$381,024	$390,989
Cost of sales adjustments:
Transformation expenses:
Restructuring costs	—	2,991	—	3,272
Other significant costs	79	—	1,627	—
Other adjustment (a)	—	—	—	13,010
SG&A adjustments:
GPI amortization of acquired intangible assets	6,324	6,362	21,086	21,157
Transformation expenses:
Restructuring costs	2,581	4,082	12,221	14,595
Third-party professional services	4,660	11,966	8,924	31,282
Other significant costs	1,438	7,338	13,560	10,756
Other income adjustment (b)	48,022	—	48,022	10,756
Provision for income taxes on adjustments (c)	(15,776)	(8,185)	(26,360)	(26,207)
Adjusted net income (Non-GAAP)	$194,804	$148,223	460,104	$469,610

Diluted earnings per share (GAAP)	$2.13	$1.75	$5.50	$5.46
Adjustments, net of tax	0.68	0.35	1.14	1.09
Adjusted EPS (Non-GAAP)	$2.81	$2.10	$6.64	$6.55

(a)During the sixteen weeks ended April 20, 2019, the Company made an out-of-period correction, which increased Cost of sales by $13.0 million, related to received not invoiced inventory.
(b)During the twelve weeks ended October 3, 2020, we incurred charges relating to a make-whole provision or tender premiums and debt issuance costs of $46.3 million and $1.7 million resulting from the early redemption of our 2022 and 2023 senior unsecured notes. During the sixteen weeks ended April 20, 2019, we incurred charges relating to a make-whole provision and debt issuance costs of $10.1 million and $0.7 million resulting from the early redemption of our 2020 senior unsecured notes.
(c)The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Gross profit (GAAP)	$1,128,471	$1,011,926	$3,397,918	$3,325,977
Gross profit adjustments	79	2,991	1,627	16,282
Adjusted gross profit (Non-GAAP)	$1,128,550	$1,014,917	$3,399,545	$3,342,259

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
SG&A (GAAP)	$871,660	$839,598	$2,799,837	$2,774,936
SG&A adjustments	(15,003)	(29,748)	(55,791)	(77,790)
Adjusted SG&A (Non-GAAP)	$856,657	$809,850	$2,744,046	$2,697,146

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Operating income (GAAP)	$256,811	$172,328	$598,081	$551,041
Cost of sales and SG&A adjustments	15,082	32,739	57,418	94,072
Adjusted operating income (Non-GAAP)	$271,893	$205,067	$655,499	$645,113

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the Company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Forty Weeks Ended
(In thousands)	October 3, 2020	October 5, 2019
Cash flows from operating activities	$809,218	$708,546
Purchases of property and equipment	(192,632)	(169,224)
Free cash flow	$616,586	$539,322

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the Company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the Company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	October 3, 2020	December 28, 2019
Total GAAP debt	$1,031,872	$747,320
Add: Operating lease liabilities	2,458,607	2,495,141
Adjusted debt	3,490,479	3,242,461

GAAP Net income	476,931	486,896
Depreciation and amortization	251,717	238,371
Interest expense	45,426	39,898
Loss on early redemptions of senior unsecured notes	48,022	10,756
Other income (expense), net	462	(11,220)
Provision for income taxes	153,379	150,850
Restructuring costs	19,809	22,181
Third-party professional services	13,227	35,585
Other significant costs	20,693	19,537
Transformation expenses	53,729	77,303
Other adjustments (a)	48,022	23,936
Total net adjustments	600,757	529,894
Adjusted EBITDA	1,077,688	1,016,790
Rent expense	546,191	552,027
Share-based compensation	44,327	37,438
Adjusted EBITDAR	$1,668,206	$1,606,255

Adjusted Debt to Adjusted EBITDAR	2.1	2.0

(a)The adjustments to the four quarters ended October 3, 2020 represent charges incurred resulting from the early redemption of the Company's 2022 and 2023 senior unsecured notes. The adjustments to the four quarters ended December 28, 2019 represent an out-of-period correction related to received not invoiced inventory and charges incurred resulting from the early redemption of the Company's 2020 senior unsecured notes.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and to add back the Company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information

During the forty weeks ended October 3, 2020, 10 stores and branches were opened and 68 were closed or consolidated, resulting in a total of 4,979 stores and branches as of October 3, 2020, compared to a total of 5,037 stores and branches as of December 28, 2019.